EXHIBIT 99.1

Contact: Doug Dean
Investor Relations
(732) 544-3212
ddean@opnext.com
OPNEXT REPORTS SECOND QUARTER PRELIMINARY UNAUDITED OPERATING
RESULTS
Sales up 38% over prior-year period to $76.6 million
10Gbps and Above Sales increase 48% over prior-year period
Eatontown, N.J. (November 1, 2007) Opnext, Inc. (NASDAQ:OPXT), a global leader in the design and manufacturing of optical modules and components, today announced preliminary unaudited operating results for the second quarter ended September 30, 2007.
Financial Highlights for the Second Quarter Ended September 30, 2007:
•	Sales increased $21.3 million, or 38.4%, to $76.6 million for the quarter ended September 30, 2007 from $55.3 million for the quarter ended September 30, 2006 and increased $8.8 million, or 12.9%, from $67.8 million in the quarter ended June 30, 2007, primarily as a result of increased sales of 40Gbps, 10Gbps and 1Gb Ethernet products. The Company has now recorded five consecutive quarters of sales growth and has increased sales in eight of the last nine quarterly periods.

•	Sales of 10Gbps and above products increased by $20.6 million, or 48.0%, to $63.5 million for the quarter ended September 30, 2007, as compared to the quarter ended September 30, 2006. As compared to the quarter ended June 30, 2007, sales of 10Gbps and above products increased by $7.7 million, or 13.9%, primarily as a result of strong demand for 40Gbps, X2 and 300 pin fixed wavelength and tunable products.

•	Sales of less than 10Gbps products were $8.2 million for the quarter ended September 30, 2007, an increase of 25.9% from the prior-year period and 11.7% over the quarter ended June 30, 2007, while industrial and commercial product sales were $4.8 million for the quarter ended September 30, 2007, an increase of 32.9% from the prior-year period and 1.7% over the quarter ended June 30, 2007. Sales to Cisco and Alcatel-Lucent were 40.9% and 23.0% of total sales, respectively.

•	Gross margin was 35.2% for the quarter ended September 30, 2007, as compared to 33.4% for the quarter ended September 30, 2006 and 36.0% in the preceding quarter ended June 30, 2007. Excluding the negative effects attributable to foreign currency fluctuations of 0.8% and stock-based compensation expense of 0.1%, gross margin improved by 0.1% for the three months ended September 30, 2007 compared to the three months ended June 30, 2007.

•	Operating income was $4.3 million, or 5.6% of sales, for the quarter ended September 30, 2007, as compared to $0.4 million, or 0.8% of sales, in the quarter ended September 30, 2006 and $4.7 million, or 6.9% of sales, in the preceding quarter ended June 30, 2007. Excluding the negative effects attributable to foreign currency fluctuations of 1.0% and stock-based compensation expense of 1.2%, operating income as a percentage of sales improved by 0.9% for the three months ended September 30, 2007 compared to the three months ended June 30, 2007.

•	Net income was $5.8 million, or $0.09 per diluted share, for the quarter ended September 30, 2007, as compared to $1.2 million, or $0.02 per diluted share, for the quarter ended September 30, 2006 and $6.7 million, or $0.10 per diluted share, in the preceding quarter ended June 30, 2007. Excluding the negative effects attributable to foreign currency fluctuations of $0.02 and stock-based compensation expense of $0.01, net earnings per fully diluted share improved by $0.02 for the three months ended September 30, 2007 compared to the three months ended June 30, 2007.

•	The Company has now recorded five consecutive quarters of increased profitability and improved earnings per share excluding stock-based compensation expense.

•	Cash and cash equivalents increased by $2.8 million to $202.4 million for the quarter ended September 30, 2007 as $4.2 million of cash from operations was partially offset by additional investments to expand manufacturing capacity.

Market Observations and Guidance:
Commenting on the Company’s recent performance, Opnext, Inc. President and Chief Executive Officer Harry Bosco said, “We have just completed our fifth consecutive quarter of sales growth and profitability. The environment remains strong and we continue to be encouraged by the overall acceleration of broadband applications globally, which is driving the need for high-speed optical networks. This continues to translate into broad-based demand and high levels of interest from our core customer base.”
“During the quarter just ended, we continued to strengthen our business.  The 40Gbps capacity expansion completed last quarter allowed us to clear out prior quarter backlog and meet current demand.  As certain of our key customers continued to implement their vendor-managed inventory programs, we successfully managed the transition with minimal impact to our business. Our operating expenses continue to be well managed. During the quarter, SG&A expenses declined as a percentage of sales, and our R&D investments were focused on the development and qualification of new products addressing the 40Gbps, 10Gbps Ethernet, and DWDM markets, as well as on our continuous product cost reduction programs. Our efforts this quarter were well-rounded and demonstrated our ability to deliver profitable growth.
“For our third quarter ending December 31, 2007, we expect sequential revenue growth with revenue for the quarter in the range of $77 million to $80 million. This is consistent with our objective to grow at least as fast as the market annually. Longer term, we continue to expect our operating margin to approach 15%, excluding the impact of stock-based compensation expense,” concluded Mr. Bosco.
Forward-looking Statements:
Statements made in this press release include forward looking statements, including, but not limited to, those related to future revenues, growth of revenues, expansion of customer market share, expansion of product lines, increase in gross and operating margins, acceptance of certain Opnext products, the general market outlook and the outlook for the industry. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,
•	projected results for the quarter ending December 31, 2007 as well as the general outlook for the future are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control; and

•	because the market in which Opnext operates is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption.
In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of Opnext to react to changes in general industry and market conditions, including regulatory developments; rights to intellectual property, market trends and the adoption of industry standards; and consolidations within the optical modules and components industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in Opnext’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on June 22, 2007. In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements, publicly or otherwise, whether as a result of new information, future events or otherwise, except to comply with applicable federal and state securities laws.

Conference Call:
Opnext management will conduct a conference call at 9:00am EDT, today, Thursday, November 1, 2007, to discuss these results in detail. You may participate in this conference call by dialing 877-853-4940 (United States) or 706-645-9149 (International) prior to the start of the call and providing the Opnext, Inc. name and Conference ID# 20876888. A replay of the conference call can be accessed starting approximately two hours after the call through Thursday, November 8, 2007 by dialing 800-642-1687 (United States) or 706-645-9291 (International) and using the Conference ID# 20876888. A live webcast of the call will be accessible on the Investor Relations section of the Company website at http://www.opnext.com. A replay of the webcast will be available following the conclusion of the call on the webcast archive page of the Investor Relations section.
(OPXT-G)
About Opnext:
From the latest communications networks to new security systems, and from major advances in medical systems to high-demand consumer electronics, Opnext (NASDAQ: OPXT) laser technologies add the spark of innovation to a world of new applications. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market solutions that are ready for the next generation of laser-based products. Formed out of Hitachi, Opnext has built on more than 30 years experience of advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service. For additional information, visit www.opnext.com.

Opnext, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	March 31,
	2007	2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$202,352	$199,786
Trade receivables, net	56,552	53,974
Inventories, net	76,502	65,321
Prepaid expenses and other current assets	5,123	3,221

Total current assets	340,529	322,302
Property, plant, and equipment, net	46,305	42,396
Goodwill	5,698	5,698
Other assets	211	214

Total assets	$392,743	$370,610

Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$45,567	$41,581
Accrued expenses	13,551	14,201
Capital lease obligations	5,172	4,135

Total current liabilities	64,290	59,917
Capital lease obligations	14,001	11,858
Other long-term liabilities	2,948	5,413

Total liabilities	81,239	77,188

Total shareholders’ equity	311,504	293,422

Total liabilities and shareholders’ equity	$392,743	$370,610

Opnext, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended		Six months ended
	September 30,		September 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)
Sales	$76,579	$55,323	$144,406	$95,747
Cost of sales	49,631	36,869	93,023	64,032

Gross margin	26,948	18,454	51,383	31,715
Research and development expenses	10,375	8,673	18,887	16,518
Selling, general and administrative expenses	12,311	9,279	23,556	17,801
Other operating (income) expenses	(37)	87	(37)	103

Operating income (loss) (1)	4,299	415	8,977	(2,707)

Interest income, net	2,465	721	4,837	1,480
Other expense (income), net	(835)	38	(1,223)	(1,073)

Income (loss) before income taxes	5,929	1,174	12,591	(2,300)
Income tax expense	(86)	—	(86)	—

Net income (loss)	$5,843	$1,174	$12,505	$(2,300)

Net income (loss) per share:
Basic	$0.09	$0.02	$0.19	$(0.04)
Diluted	$0.09	$0.02	$0.19	$(0.04)
Weighted average number of shares used in computing net income (loss) per share:
Basic	64,576	52,008	64,563	51,999
Diluted	64,627	52,059	64,612	51,999

Note (1)	— Operating income (loss) includes stock-based compensation expenses of $985 thousand and $13 thousand in the three-month periods, and $1,067 thousand and $19 thousand in the six-month periods, ended September 30, 2007 and 2006, respectively.

Opnext, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended
	September 30,
	2007	2006
	(unaudited)
Cash flows from operating activities
Net income (loss)	$12,505	$(2,300)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	5,368	6,056
Compensation expense	1,067	19
(Gain) loss on disposal of property, plant and equipment	(37)	110
Changes in assets and liabilities,	(11,614)	(14,180)

Net cash provided (used) by operating activities	7,289	(10,295)
Cash flows from investing activities
Capital expenditures	(3,093)	(978)

Net cash used in investing activities	(3,093)	(978)
Cash flows from financing activities
Payments on capital lease obligations	(2,320)	(1,110)
Exercise of stock options	11	22

Net cash used in financing activities	(2,309)	(1,088)
Effect of foreign exchange rates on cash and cash equivalents	679	101

Increase (decrease) in cash and cash equivalents	2,566	(12,260)
Cash and cash equivalents at beginning of period	199,786	89,358

Cash and cash equivalents at end of period	$202,352	$77,098

Non-cash financing activities
Capital lease obligations incurred	$(4,929)	$(675)
Stock appreciation rights amendment	2,432	—

Opnext, Inc.
Unaudited Supplemental Earnings Reconciliation
(in thousands, except per share data)
Use of Non-GAAP Financial Measures: The Company adopted SFAS 123R effective April 1, 2006 and records compensation expense related to its stock-based awards. Depending upon the size, timing and the terms of the awards, the related compensation expense may vary significantly. Management excludes these related costs for the purpose of assessing its internal operating performance. Accordingly, the Company provides non-GAAP gross margin, operating expense, operating profit (loss), net income (loss) and net income (loss) per share financial measures as supplemental information, in addition to the GAAP presentation, to its investors in an effort to provide greater transparency and insight into management’s analysis. The Company expects to continue providing similar information in the future which reconciles the differences between GAAP and non-GAAP financial measures.

	Three Months Ended September 30, 2007
		Stock-Based
		Compensation
	Non-GAAP	Expense	GAAP	Non-GAAP	GAAP
Sales	$76,579	$—	$76,579	100.0%	100.0%
Gross margin	27,033	(85)	26,948	35.3%	35.2%
Operating expenses	21,749	(900)	22,649	28.4%	29.6%
Operating income	5,284	(985)	4,299	6.9%	5.6%
Net income	$6,828	$(985)	$5,843	8.9%	7.6%

Net income per share:
Basic	$0.11		$0.09
Diluted	$0.11		$0.09
Shares
Basic	64,576		64,576
Diluted	64,627		64,627

	Three Months Ended June 30, 2007
		Stock-Based
		Compensation
	Non-GAAP	Expense	GAAP	Non-GAAP	GAAP
Sales	$67,827	$—	$67,827	100.0%	100.0%
Gross margin	24,435	—	24,435	36.0%	36.0%
Operating expenses	19,675	(82)	19,757	29.0%	29.1%
Operating income	4,760	(82)	4,678	7.0%	6.9%
Net income	$6,744	$(82)	$6,662	9.9%	9.8%

Net income per share:
Basic	$0.10		$0.10
Diluted	$0.10		$0.10
Shares
Basic	64,550		64,550
Diluted	64,603		64,603

	Three Months Ended September 30, 2006
		Stock- Based
		Compensation
	Non-GAAP	Expense	GAAP	Non-GAAP	GAAP
Sales	$55,323	$—	$55,323	100.0%	100.0%
Gross margin	18,454	—	18,454	33.4%	33.4%
Operating expenses	18,026	(13)	18,039	32.6%	32.6%
Operating income	428	(13)	415	0.8%	0.8%
Net income	$1,187	$(13)	$1,174	2.1%	2.1%

Net income per share:
Basic	$0.02		$0.02
Diluted	$0.02		$0.02
Shares
Basic	52,008		52,008
Diluted	52,059		52,059

	Six Months Ended September 30, 2007
		Stock-Based
		Compensation
	Non-GAAP	Expense	GAAP	Non-GAAP	GAAP
Sales	$144,406	$—	$144,406	100.0%	100.0%
Gross margin	51,468	(85)	51,383	35.6%	35.6%
Operating expenses	41,424	(982)	42,406	28.7%	29.4%
Operating income	10,044	(1,067)	8,977	7.0%	6.2%
Net income	$13,572	$(1,067)	$12,505	9.5%	8.6%

Net income per share:
Basic	$0.21		$0.19
Diluted	$0.21		$0.19
Shares
Basic	64,563		64,563
Diluted	64,612		64,612

	Six Months Ended September 30, 2006
		Stock-Based
		Compensation
	Non-GAAP	Expense	GAAP	Non-GAAP	GAAP
Sales	$95,747	$—	$95,747	100.0%	100.0%
Gross margin	31,715	—	31,715	33.1%	33.1%
Operating expenses	34,403	(19)	34,422	35.9%	36.0%
Operating loss	(2,688)	(19)	(2,707)	(2.8)%	(2.8)%
Net loss	$(2,281)	$(19)	$(2,300)	(2.4)%	(2.4)%

Net loss per share:
Basic	$(0.04)		$(0.04)
Diluted	$(0.04)		$(0.04)
Shares
Basic	51,999		51,999
Diluted	51,999		51,999